EXHIBIT 5.6

May 23, 2025

To: New Found Gold Corp.
1055 West Georgia Street, Suite 2129

Vancouver, BC, Canada V6E 3P3

The undersigned hereby consents to being named as having approved the disclosure of certain scientific and technical information contained or incorporated by reference in, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of New Found Gold Corp.

Sincerely,

/s/ Melissa Render
Melissa Render, P.Geo